Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

23-10

Investors—Kip Rupp, CFA	Media – Liz James
Quanta Services, Inc.	FGS Global
(713) 341-7260	(281) 881-5170

RAÚL J. VALENTÍN JOINS QUANTA SERVICES BOARD OF DIRECTORS

Adds Extensive Executive-Level Leadership and Human Resources Experience

HOUSTON – June 26, 2023 – Quanta Services, Inc. (NYSE:PWR) announced today the appointment of Raúl J. Valentín to the company’s Board of Directors. He brings extensive executive-level leadership and human resources experience and expertise to Quanta’s board.

David McClanahan, Quanta Services’ independent Chairman of the Board, commented, “We are pleased to welcome Raúl to the Quanta Services Board of Directors. He is an accomplished public company human resources executive with extensive people strategy, communications, diversity and inclusion and sustainability experience. We look forward to working with Raúl and welcome the perspective he will provide to Quanta’s board and to the company.”

Since 2021, Mr. Valentín has served as Executive Vice President and Chief Human Resources Officer of ABM Industries Incorporated (NYSE: ABM), a publicly traded provider of facility services, infrastructure solutions, and parking management, including janitorial, engineering, parking, eMobility, infrastructure, electrical, lighting and energy solutions. In this role, Mr. Valentín leads ABM’s global human resources operations for over 100,000 employees, as well as communications and corporate citizenship, including diversity and inclusion, sustainability, and philanthropy. He previously served as ABM’s Senior Vice President of Human Resources. Mr. Valentín also previously served as Senior Vice President of Human Resources for a division of Coty, Inc., a publicly traded company that manufactures, markets and distributes fragrances, cosmetics and other skin and body care products, and in human resources roles of increasing responsibility with Comcast Corporation, a publicly traded provider of entertainment, information and communication products. He has also held human resources leadership roles at Covance Inc., a global biopharmaceutical drug development services company, Frito-Lay North America, a division of PepsiCo, and R.H. Macy & Co., Inc. Mr. Valentín was born in Puerto Rico, is fluent in both English and Spanish and holds a Bachelor of Arts degree from the University of Pennsylvania.

About Quanta Services

Quanta Services is a leading specialized contracting services company, delivering comprehensive infrastructure solutions for the utility, renewable energy, communications, pipeline and energy industries. Quanta’s comprehensive services include designing, installing, repairing and maintaining energy and communications infrastructure. With operations throughout the United States, Canada, Australia and select other international markets, Quanta has the manpower, resources and expertise to safely complete projects that are local, regional, national or international in scope. For more information, visit www.quantaservices.com.